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                               PRIME RETAIL, INC.

                 EXHIBIT 12.1: COMPUTATION OF RATIO OF EARNINGS
   TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (AMOUNT IN THOUSANDS, EXCEPT FOR RATIO INFORMATION)

                                                                                Six Months Ended June 30
                                                                                ------------------------
                                                                                    1998            1997
                                                                                 ---------       ---------

Income (loss) before minority interests                                         $    (851)       $ 7,076
Loss on sale of real estate                                                        15,461              -
Interest incurred                                                                  21,621         20,215
Amortization of capitalized interest                                                  208            157
Amortization of debt issuance costs                                                   648          1,230
Amortization of interest rate protection contracts                                    681            695
Less interest earned on interest rate
   protection contracts                                                               (23)           (63)
Less capitalization interest                                                       (2,778)        (2,003)
                                                                                ---------        -------
   Earnings                                                                        34,967         27,307
                                                                                ---------        -------

Interest incurred                                                                  21,621         20,215
Amortization of debt issuance costs                                                   648          1,230
Amortization of interest rate protection
   contracts                                                                          681            695
Preferred stock distributions                                                      10,906          6,186
                                                                                ---------        -------
  Combined Fixed Charges and
     Preferred Stock Distributions and Dividends                                   33,856         28,326
                                                                                ---------        -------
Excess of Combined Fixed Charges
   and Preferred Stock Distributions
   and Dividends over Earnings                                                                  $ (1,019)
                                                                                                 =======
Ratio of Earnings to Combined Fixed
   Charges and Preferred Stock
   Distributions and Dividends                                                        1.03   x
                                                                                ==========
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